EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 9, 2004 in Amendment No. 2 to the Registration Statement (Form S-3, File No. 333-122457) and related Prospectus of NCI Building Systems, Inc. for the registration of $180,000,000 2.25% Convertible Notes due 2024.

We also consent to the incorporation by reference therein of our reports dated December 9, 2004, with respect to the consolidated financial statements and schedule of NCI Building Systems, Inc. included in its Annual Report (Form 10-K) for the year ended October 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
March 3, 2005